Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Releases Financial Results for Second Quarter of 2014

- Strong Q2 2014 Revenue Growth of 51% Year over Year -

- Initiation of First Companion Diagnostic Collaboration with Celgene Corporation -

SEATTLE – Aug. 5, 2014 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the quarter ended June 30, 2014.

Financial Highlights:

•	Record total revenue of $10.9 million, 51% year-over-year growth

•	Instrument revenue of $3.8 million, 49% year-over-year growth

•	Cumulative installed base of approximately 220 nCounter® Analysis Systems and 500 publications

•	Record consumables revenue of $5.9 million, 36% year-over-year growth

•	First quarterly revenue from Celgene companion diagnostic collaboration of $0.6 million on $5.8 million of cash received

•	Cash position of $79.6 million as of June 30, 2014

“We sustained momentum throughout the first half of the year, posting our third straight quarter of greater than 50% year-on-year revenue growth,” said President and Chief Executive Officer, Brad Gray. “We continued to grow our nCounter installed base in both research and clinical labs and made important progress in the ongoing launch of our Prosigna Breast Cancer Prognostic Gene Signature Assay. Additionally, our collaboration with Celgene provided our first foray into companion diagnostics, which we believe is an exciting area of potential growth for us.”

Recent Business Highlights:

•	Initiated companion diagnostic collaboration with Celgene providing up to $45.0 million of cash payments to NanoString

•	Launched Prosigna Patient Support Program to facilitate utilization while insurance coverage is coming online

•	Received market approval from the Australian Therapeutic Goods Administration, clearing the way to market Prosigna in Australia.

•	Expanded the capabilities of nCounter Elements™ General Purpose Reagents for specific detection and analysis of known fusion genes

•	Enabled the launch of Roswell Park Cancer Institute’s OmniSeq Target™ assay, the first Laboratory Developed Test based on nCounter Elements to win New York State Approval

Second Quarter Financial Results

Revenue for the three months ended June 30, 2014 rose 51% to $10.9 million, from $7.2 million for the second quarter of 2013. Instrument revenue was $3.8 million, up 49% from the prior year period. Consumables revenue, excluding sales of Prosigna, for the quarter was $5.9 million, up 36% from the second quarter of 2013. Collaboration revenue of $0.6 million related to the companion diagnostic collaboration with Celgene represented a new source of growth.

Product and service gross margin was 53% for the three months ended June 30, 2014 compared to 51% for the prior year period. The increase was largely due to consumables manufacturing efficiencies from increasing scale.

Research and development expense for the second quarter of 2014 increased to $5.3 million compared to $3.6 million in the prior year period. The increase reflects an increased investment in technology, new product development, as well as costs to support the Celgene collaboration.

Selling, general and administrative expense for the quarter was $12.9 million compared to $6.7 million in the prior year period. The increase reflects Prosigna launch costs, including establishment of an oncology sales force; expansion of the laboratory focused commercial organization; and other increased corporate costs.

Net loss attributable to common stockholders for the second quarter of 2014 was $14.1 million, or a loss of $(0.78) per diluted share, compared with $7.8 million, or a loss of $(13.69) per diluted share, for the second quarter of 2013. Non-GAAP net loss for the quarter was $10.5 million, or a loss of $(0.58) per diluted share, compared with non-GAAP net loss of $6.0 million, or a loss of $(0.65) per diluted share, for the prior year period (see accompanying table for reconciliation of GAAP and non-GAAP financial measures).

The company had $79.6 million of cash, cash equivalents and short-term investments as of June 30, 2014.

NanoString’s 2014 Outlook

The company’s financial outlook for 2014 includes:

•	Total revenue in the range of $45.0 to $50.0 million, representing an approximate increase of 43% to 59% over 2013

•	Gross margin in the range of 52% to 55%

•	Operating expenses in the range of $70.0 to $75.0 million

•	Net operating loss in the range of $40.0 to $50.0 million

Conference Call

Management will host an investment community conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers, or from the webcast link in the investor relations section of the company’s website at: www.nanostring.com. A replay of the call will be available beginning August 5, 2014 at 7:30pm ET through midnight on August 6, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 74230430. The webcast will also be available on the company’s website for one quarter following the completion of the call.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in 500 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has now been applied to diagnostic use. The Prosigna™ Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions. OmniSeq Target™ is a trademark of Roswell Park Cancer Institute.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our ability to generate future growth from companion diagnostics collaborations, our expectations regarding the Prosigna Patient Support Program to increase utilization of Prosigna, and our estimated 2014 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

For more information, please visit www.nanostring.com.

Investor Contact:

Leigh Salvo of Westwicke Partners

For NanoString Technologies

leigh.salvo@westwicke.com

415-513-1281

Media Contact:

Nicole Litchfield of Bioscribe Inc.

For NanoString Technologies

nicole@bioscribe.com

415-793-6468

– Financial Tables Follow –

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Instruments	$3,765	$2,523	$7,213	$4,162
Consumables	5,857	4,305	10,643	8,004
In vitro diagnostic kits	181	—	242	—
Services	460	390	916	728

Total products and services revenue	10,263	7,218	19,014	12,894
Collaboration	618	—	618	—

Total revenue	10,881	7,218	19,632	12,894
Costs and expenses:
Cost of product and service revenue	4,860	3,522	9,185	6,404
Research and development	5,274	3,626	10,006	6,685
Selling, general and administrative	12,880	6,708	23,554	12,834

Total costs and expenses	23,014	13,856	42,745	25,923

Loss from operations	(12,133)	(6,638)	(23,113)	(13,029)
Other income (expense):
Interest income	75	3	139	6
Interest expense	(2,015)	(489)	(2,551)	(874)
Revaluation of preferred stock warrant liability	—	1,638	—	1,156
Other income (expense)	(15)	(9)	15	(13)

Total other income (expense)	(1,955)	1,143	(2,397)	275

Net loss	(14,088)	(5,495)	(25,510)	(12,754)
Accretion of mandatorily redeemable convertible preferred stock	—	(2,311)	—	(4,653)

Net loss attributable to common stockholders	$(14,088)	$(7,806)	$(25,510)	$(17,407)

Net loss per share, basic and diluted	$(0.78)	$(13.69)	$(1.46)	$(31.48)

Shares used in calculating basic and diluted net loss per share	18,069	570	17,496	553

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$21,186	$9,941
Short-term investments	58,403	32,715
Accounts receivable, net	9,074	8,331
Inventory	6,407	6,750
Prepaid expenses and other	4,070	2,999

Total current assets	99,140	60,736
Property and equipment, net	5,050	3,065
Other assets	867	571

Total assets	$105,057	$64,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,715	$3,354
Accrued liabilities	7,038	7,088
Long-term debt, current portion	160	6,136
Other	4,317	2,052

Total current liabilities	14,230	18,630
Long-term debt, net of current portion	20,208	12,157
Other non-current liabilities	4,765	2,116

Total liabilities	39,203	32,903
Total stockholders’ equity	65,854	31,469

Total liabilities and stockholder’s equity	$105,057	$64,372

NANOSTRING TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net loss attributable to common stockholders (GAAP)	$(14,088)	$(7,806)	$(25,510)	$(17,407)
Accretion of mandatorily redeemable convertible preferred stock	—	2,311	—	4,653
Change in the fair value of preferred stock warrant liability	—	(1,638)	—	(1,156)
Stock-based compensation expense	1,259	257	2,298	488
Depreciation and amortization	349	437	745	901
Interest expense	2,015	489	2,551	874

Net loss (non-GAAP)	$(10,465)	$(5,950)	$(19,916)	$(11,647)

Shares used in calculating basic and diluted net loss per share (GAAP)	18,069	570	17,496	553
Shares of common stock issuable upon conversion of mandatorily redeemable convertible preferred stock	—	8,631	—	8,631

Shares used in calculating basic and diluted net loss per share (non-GAAP)	18,069	9,201	17,496	9,184

Net loss per share, basic and diluted (GAAP)	$(0.78)	$(13.69)	$(1.46)	$(31.48)

Net loss per share, basic and diluted (non-GAAP)	$(0.58)	$(0.65)	$(1.14)	$(1.27)